Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 16, 2019, among VALOR ACQUISITION, LLC, a Delaware limited liability company (“Merger Sub”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Vitamin Shoppe, Inc., a Delaware corporation (the “Company”)and the Trustee are parties to that certain Indenture, dated as of December 9, 2015, between the Company and the Trustee (the “Indenture”), pursuant to which the Company issued its 2.25% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of August 7, 2019 (as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of November 11, 2019, and as may be further amended, amended and restated, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Liberty Tax, Inc., a Delaware corporation (now known as Franchise Group, Inc.) (“Parent”) and Merger Sub, a wholly-owned subsidiary of Parent, pursuant to which the Company will merge with and into Merger Sub (such transaction, the “Merger”), with Merger Sub continuing as the surviving company of the Merger and as a wholly-owned Subsidiary of Parent, and, subject to the terms and conditions contained in the Merger Agreement, each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding prior to the effective time of the Merger (other than Owned Company Shares or Dissenting Company Shares, as such terms are defined in the Merger Agreement) will be cancelled and automatically converted into the right to receive $6.50 in cash (the “Merger Consideration”);

WHEREAS, Article 11 of the Indenture permits the Company to merge with and into another person so long as certain conditions have been met;

WHEREAS, pursuant to the Merger Agreement, Merger Sub agreed to assume all rights and obligations of the Company under the Notes and the Indenture (the “Assumption”) by executing this Supplemental Indenture;

WHEREAS, pursuant to Sections 10.01(b) and 11.01(a) of the Indenture, Merger Sub and the Company are authorized to consummate the Assumption, and Merger Sub and the Trustee are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Merger Consideration is to be paid to each holder of Shares without interest and less any applicable withholding taxes;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that Merger Sub shall execute a supplemental indenture providing that each Note shall, without the consent of any holders of Notes as permitted by Section 10.01(g) of the Indenture, become convertible solely into Reference Property (as defined below); and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1

DEFINITIONS

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

EFFECT OF MERGER

Section 2.01 Assumption. Merger Sub hereby assumes and accepts all of the Company’s obligations, right, title and interest under the Notes and the Indenture with the same effect as if Merger Sub had issued the Notes and executed and delivered the Indenture on the date thereof. From the date of this Supplemental Indenture, all references to the issuer or the Company in the Indenture shall refer to Merger Sub and not to the Company. For purposes of Section 17.03 of the Indenture, a notice or communication to Merger Sub or the Company should be addressed as follows:

Valor Acquisition, LLC

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

Attn:     Michael S. Piper

E-mail: msp@libtax.com

Section 2.02 Conversion of Notes. In accordance with Sections 10.01(g) and 14.07 of the Indenture, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such principal amount of Notes into the Merger Consideration that a holder of a number of Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”), which Reference Property shall be cash in an amount equal to $6.50 per $1,000 principal amount of Notes, in accordance with the Indenture, at any time from, and including, the date that the Merger becomes effective. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

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Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Merger Sub and Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors. All agreements of Merger Sub and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.09 No Defaults. Immediately after giving effect to the Merger Event contemplated under this Supplemental Indenture, Merger Sub represents and warrants that no Default or Event of Default shall have occurred or be continuing.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

[Signature Page to Supplemental Indenture]

VALOR ACQUISITION, LLC

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: Chief Executive Officer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris II
Name: W. Thomas Morris II
Title: Vice President

[Signature Page to Supplemental Indenture]